Exhibit 99.1

Prepared Remarks for Hyperdynamics Corporation January 19, 2016 Business Update Investor Conference Call

Good morning and thank you for joining me for this investor conference call. I’m going to provide a brief review of the events that took place during the last couple of years, the steps we have taken to try to resume drilling and future plans for the Company.  I’m also going to be touching on a couple of items relating to the proxy fight and the upcoming shareholders meeting.

•              Thereafter, I will answer selected questions that aren’t covered in these prepared statements and were submitted prior or during this webcast.  In September 2013, we felt that we had placed the company in a strong position.  The operator, Tullow, was moving toward drilling a deepwater well by the end of the first quarter 2014; we were reducing expenses and had over $40 MM  in the bank with no debt.

•              Then in September 2013 we received a subpoena from the United States Department of Justice followed by a subpoena from the United States Securities and Exchange Commission in January 2014, requesting the Company produce documents relating to our business in Guinea. Both the DOJ and SEC were investigating whether our activities in obtaining and retaining the Concession rights and our relationships with charitable organizations potentially violated the FCPA and U.S. anti-money laundering statutes.

•              The FCPA investigations restricted our available opportunities to raise capital and significantly increased our legal bills.

•              However, drilling of the deepwater exploration well continued on schedule for an early April 2014 spud date.  For example, a Drilling Well on Paper Exercise in the Ivory Coast was planned in February and all preparations were moving forward.

•              In March 2014, Tullow unilaterally, without consultation and to the great surprise of us, Dana and the Government of Guinea, called Force Majeure  based on the mere existence of the FCPA investigations—which of course had been publicly disclosed for some time.  We could find no precedent for such an action and Tullow could not provide one.  Under pressure from Hyperdynamics, Dana and the Government of Guinea, Tullow withdrew its unilateral declaration of Force Majeure in May, but did not resume petroleum operations.  Tullow insisted that the Government of Guinea provide guarantees that their interest was secure notwithstanding the FCPA investigations or the results of those investigations.

•              We reluctantly agreed to try to secure such guarantees, but understanding that they would be extremely difficult to obtain, we decided it was important to the extent possible, to expedite the resolution of the investigations.  Expediting the investigation undoubtedly increased our legal fees.

•              Tullow and, to a lesser degree, Dana, led the negotiations with the Guinea Ministry of Mines and Geology on a PSC amendment that included the requisite title guarantees.

•              In May 2015, we received a Declination by the United States Department of Justice , followed by the United States Securities and Exchange Commission resolution in September 2015 which involved a fine for a books and records violation stemming from conduct in 2008-09.  Tullow indicated that based on the closure of the FCPA investigations, it was ready to resume preparations for drilling and presented a budget to the partnership committing to a firm well in 2016. Dana, however, refused to vote in favor of resumption of petroleum operations and instead continued to require what we believed to be unnecessary title guarantees.  Notwithstanding Dana’s position, according to our Joint Operating Agreement, the budget was passed by the votes of SCS and Tullow, and, in September, Tullow, as operator, sent it to the Ministry of Mines and Geology.  Per the terms of our Production Sharing Contract, after 30 days without comment from the Guinean Minister, it was deemed accepted.  Tullow also took a variety of other steps consistent with resuming petroleum operations.

•              Based on our informal conversations with Dana, it is our belief that the underlying reason for Dana’s refusal to approve resumption of petroleum operations is a lack of funds for drilling the Fatala well.

•              Even though Tullow seemed to be moving forward, we still wanted to solve the issues with Dana.  At the request of Dana and Tullow, Hyperdynamics hosted a number of companies at its offices in an effort to find a partner to buy Dana’s interest, but the effort was ultimately unsuccessful.

•              The consortium held an Operating Committee meeting at Tullow’s offices in Cape Town last November.  At that meeting, Dana again reiterated that it required specific language from the Government of Guinea guaranteeing title prior to agreeing to a resumption of petroleum operations.  Surprisingly, at that meeting, Tullow revealed that it would not move forward with resumption of petroleum operations in the face of Dana’s opposition.  It is our belief that Tullow only allocated the funds to pay for its 77% of the well—which is its 40% plus the carry of Hyperdynamics— and would not move forward if that created the risk that it would have to pay any part of Dana’s share of the well.

•              In our search for a solution, we contacted Dana to see what the terms for buying out its 23% share would be and discussed the parameters of what an agreement might look like.  Tullow however blocked this proposed transaction, invoking a clause in the JOA that would require us to have the funds to cover Dana 23% share prior to entering into the transaction, rather than allowing us to raise the funds following the resumption of petroleum operations.

•              The Minister of Mines and Geology of Guinea requested our bi-yearly Petroleum Operations Management Committee Meeting to take place in Conakry the week of December 15th.  Dana did not attend the meetings because Guinea did not yet have a WHO clearance on Ebola and Dana claimed that sending a representative would violate the company’s Health and Safety policy. Tullow sent 2 representatives and myself and Ambassador Patricia Moller, one of our new directors,  attended the meeting. In those meetings, Tullow informed the Minister of its refusal to drill and argued that Dana’s position was the issue that prevented moving forward.  I suggested that one way to resolve the problem was to sign the proposed PSC Amendment including language originally drafted by Tullow and demanded by Dana which would remove the only excuse Dana had for not moving forward.  In order to get the consortium to resume petroleum operations, the Minister agreed, I signed the document, and Tullow and the Legal counsel for the Ministry initialed it.  A procedure was agreed:  Tullow’s representative would take the PSC Amendment to his management for signature in London the next day and forward it on to Dana for signature thereafter.  The Minister would then officially sign it and it then would be submitted for a Presidential Decree.

•              However, the Tullow Management in London refused to sign it and passed it to Dana in Aberdeen, saying that Tullow would sign only after Dana signed. Dana in turn insisted that Tullow, as operator and a participant in the Conakry POMC meeting, sign first. Tullow and Dana then started couriering the document back and forth between them insisting the other party sign it first.  We suggested that they both meet in a common location and sign simultaneously.  This suggestion has not been acted upon.

•              We ultimately concluded Tullow and Dana were at an impasse as we described in the January 5, 2016 press release and Form 8-K. On January 8, 2016, with no sign the impasse between them would conclude, we felt that we had no choice but to file our legal actions and disclosed them on January 11, 2016 via press release and Form 8K.

•              Our JOA requires that disputes be handled through arbitration and accordingly we filed before the American Arbitration Association.  Due to the limited time available in the concession and the emergency nature of the relief we are seeking, the JOA allows us to also file in court and we have filed a court proceeding with the United States District Court for the Southern District of Texas in Houston.  A summary of the relief sought in those actions is provided in our press release and the actions themselves have been publicly disclosed.

•              So this is where we are now... I wish it were otherwise and that we were talking about the rapidly approaching spudding of the Fatala well.  But we are taking the strongest possible action under the circumstances we are in to get the Fatala well drilled. Our first objective has always been to determine the value of the Guinea Concession through the drillbit.

•              While there has been a delay in drilling for two years due to the events that I have just described, exploration along the Atlantic margin has not stood still, in ways that may have actually enhanced the prospectiveness and value of our concession.  In the past year, two significant new discoveries were made, the ExxonMobil Lisa discovery, in Guyana is estimated to contain over a billion barrel reserve. It is the South American conjugate basin to the Guinea offshore basin.  Directly to the North in Senegal, the ConocoPhillips/Cairn/FAR consortium has made a significant discovery that appears to be in the range of 300-500 MMBO that has analogous prospects on our block.

•              A major aspect of the value of our Guinea block is the size and number of prospects.  A discovery significantly de-risks other prospects, therefore, drilling early enough to have the time to take advantage of success is important and is a factor in the timing of our effort to re-start drilling activity.

•              Currently, we have about $14 MM in cash and no debt.  Our current G&A cash burn stands at around $500,000 per month (excluding special legal costs — such as the actions we were forced to file in the last couple of weeks).

•              Speaking of legal fees I do want to address the fees we incurred during the FCPA investigation.  As you know, we spent $12 MM from inception to closure of that investigation.  We were unhappily aware that FCPA investigations can take years to conclude but that we only had until September 2016 because of the date for the conclusion of the concession.  We therefore determined that our only option was to do everything in our power to facilitate a resolution of the investigation, and ultimately were able to close the investigations in 20 months. This came at a very heavy legal cost to say the least, but again it was the best option we saw to move forward on the path to drilling the well.

•              We continue to file according to our SEC obligations in the same manner as when we were a NYSE listed company.  This allows us the financial transparency necessary in order to prepare ourselves for any potential money raises, financings or other transactions in order to cover expenditures on the upcoming well or any future wells.

•              Our staff is reduced to a minimum in order to meet our obligations as a public company as well as continuing to have the requisite staff to provide guidance on the geology and drilling in Guinea and we continue to evaluate these needs on a quarterly basis

•              We have been very lucky, given that we are such as small company, to be able to maintain a high quality board.  With the retirement of Bob Solberg, Lord David Owen and Hank Cohen, we have been able to replace them with other extremely qualified Board members.  Ambassador Patricia Moller’s distinguished government career including serving as Ambassador to Guinea from 2009-2012, gives here the perspective to provide strong insight into the region.  Gary Elliston, one of our largest shareholders, who has owned stock for many years, brings a depth of knowledge on legal affairs, and is also well suited to represent the interest of our shareholders in Board deliberations.

•              As a side point, both of our new Board members followed a requisite procedure which includes meeting with the Nominating Committee of the Board, speaking with the myself and other Board members independently, followed by a formal recommendation to the full Board. A similar process was followed when Blackrock, our largest shareholder, proposed Ian Norbury as a candidate for consideration.  Not only did Ian become our Board member, he is now our Chairman.

•              Without giving credibility to any claims by Mr. James Wilson in his proxy solicitation materials, this process has been utilized for all Director nominees, whether they own 350,000 shares or 1 share, as Mr. Wilson does. Unfortunately, notwithstanding numerous requests by the Company for Mr. Wilson’s candidates to meet with the company’s Nominating Committee (and all of this is in our definitive proxy), he and his director nominees refused to engage us on multiple occasions.

•              Further, we continue to be receptive to discuss shareholder concerns and proposals, to maintain an open dialogue regarding such matters, to the extent permitted under federal securities laws.

•              With regards to Guinea, I have great respect for the administration, President Conde and the great strides the country has made since we renegotiated the Contract.  As you recall, we made some ambitious promises with regards to drilling and seismic work during the negotiation of the PSC Amendment in 2010 and we always fulfilled those promises.  Were there road bumps along the way? Certainly.  Cost overruns related to drilling the Sabu-1 well were difficult, but through aggressive legal action the company did recover more than 90% of the remaining escrow and eliminated significant further charges that were billed to us subsequent to the completion of the well.

•              The Company, its management, and Ambassador Moller have cultivated friendships and trust within the highest levels in Guinea.

•              Finally, the path of least resistance regarding disputes among the company, Tullow and Dana may be to stand by and not be confrontational and adopt a wait and see policy (as Mr. Wilson appears to recommend).  However, we strongly believe in the geology of the basin, we appreciate the struggle our shareholders have had to endure, and are committed to doing everything in our power to maximize the value of the company’s concession and, to see that  the Fatala well is drilled as soon as possible. To sit by and wait puts the value of that asset at substantial risk.

•              At this time, I’d like to answer a few questions.  I may not get to all of them, but we will try to answer as many as possible that haven’t been covered already.